Exhibit10.1



                              CONSULTING AGREEMENT

     This Consulting Agreement (this "Agreement") is entered into as of the 24th day of April, 2007 by and between Millennium Quest, Inc., a Delaware corporation (the "Company"), and Heritage Management Consultants, Inc., a corporation organized under the laws of South Carolina ("Heritage" or "the "Consultant").

                                    RECITALS

     Whereas, Consultant is willing to provide to the Company the consulting services identified in this Agreement; and.

     Whereas, the Company is willing to engage Consultant as an independent contractor, and not as an employee, on the terms and conditions set forth herein.

                                    AGREEMENT

     In consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1. Engagement. The Company hereby engages Consultant as an independent contractor to provide assistance to the Company in its efforts to consummate a combination transaction with a privately held entity with current business operations.

2. Term. This Agreement will commence on the date first written above, and unless modified by the mutual written agreement of the parties, shall continue until such time a as a going public transaction is consummated.

3. Compensation. In consideration of the services to be performed by Consultant, the Company agrees to issue to Consultant 1,642,000 shares of restricted common stock.

4. Representations and Warranties. Consultant represents and warrants (i) that Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Consultant's undertaking this relationship with the Company, (ii) that Consultant will not use in the performance of its responsibilities under this Agreement any confidential information or trade secrets of any other person or entity and (iii) that Consultant has not entered into or will enter into any agreement (whether oral or written) in conflict with this Agreement.

5. Limited Liability. Consultant shall not be liable to the Company, or to anyone who may claim any right due to its relationship with the Company, for any acts or omissions on the part of the Consultant or the agents or employees of the Consultant in the performance of Consultant's services under this Agreement. The Company shall hold Consultant free and harmless from any obligations, costs, claims, judgments, attorney's fees, or attachments arising from or in any way related to the services rendered to the Company.


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6. Material Non-Public  Information.  Consultant understands that as a result of
this  Agreement  Consultant  may  become  privileged  to  material,   non-public
information concerning the Company and its operations. As such, Consultant hereby agrees not to trade in the Company's securities at any time it possesses material, non-public information regarding the Company or its operations.

7. Governing Law. This Agreement shall be governed by the laws of the State of Nevada.

8. Miscellaneous. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs. This Agreement shall be binding on and inure to the benefit of the parties to it and their respective successors and assigns.

Executed on the day and year first above written.




The Company                                Heritage Management Consultants, Inc.


By:/s/Timothy P. Halter                    By:/s/James H. Groh
Timothy P. Halter, President               James H. Groh, President